Exhibit 99.1

200 Crossing Boulevard, Bridgewater, NJ 08807

Synchronoss Technologies, Inc. prices $200.0 Million of  0.75% Convertible Senior Notes due 2019

BRIDGEWATER, N.J., August 7, 2014 — Synchronoss Technologies, Inc. (NASDAQ: SNCR) (the “Company”), a mobile innovation leader that provides cloud solutions and software-based activation for connected devices across the globe, announced today that it has priced $200.0 million aggregate principal amount of 0.75% Convertible Senior Notes due 2019, which will be sold in an underwritten public offering. The Company also granted to the underwriters of the notes an option to purchase up to an additional $30.0 million aggregate principal amount of notes to cover over-allotments. The sale is expected to close on August 12, 2014, subject to customary closing conditions. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering.

The notes will pay interest semiannually at a rate of 0.75% per year until maturity. The notes will be convertible at the option of the holders, at any time on or prior to the close of business on the second scheduled trading day immediately preceding the maturity date, into shares of the Company’s common stock at an initial conversion rate of 18.8072 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $53.17 per share, subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of approximately 37.5% over the last reported sale price of $38.67 per share of the Company’s common stock on the NASDAQ Global Select Market on August 6, 2014.

The notes will be senior unsecured obligations of the Company. The notes will mature on August 15, 2019, unless earlier repurchased or converted.

The Company estimates that the net proceeds from the offering will be approximately $193.7 million (or approximately $222.9 million if the underwriters exercise in full their option to purchase additional notes) after payment of the underwriters’ discounts and offering expenses. The Company expects to use the net proceeds of the note offering to repay a portion or all of the Company’s outstanding indebtedness under its revolving credit facility, and for general corporate purposes, including potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including any shares of the Company’s common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The offering is being made pursuant to a registration statement (including a prospectus for the offering) filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 5, 2014, and a pricing term sheet filed as a free writing prospectus with the SEC on August 7, 2014. Before you invest, you should read the prospectus in that registration statement, the pricing term sheet and the other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, a copy of the prospectuses may be obtained from Credit Suisse Securities (USA) LLC, Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, tel: 1-800-221-1037, email newyork.prospectus@credit-suisse.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, LLC, 1155 Long Island Avenue, Edgewood, NY 11717, tel: 1-866-803-9204.

Cautionary Statement:

The statements in this release relating to the terms and timing of the proposed offering and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to,  the anticipated closing date of the offering, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Factors that could cause such differences are described under the heading “Risk Factors” contained in the Company’s registration statement filed with the SEC on August 5, 2014 related to the offering and the risks discussed in the Company’s periodic filings with SEC.

You are cautioned not to place undue reliance on the Company’s forward-looking statements, which speak only as of the date such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this August 7, 2014 press release, or to reflect the occurrence of unanticipated events.

About Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc. (NASDAQ:SNCR), is a mobile innovation leader that provides cloud solutions and software-based activation for connected devices across the globe. The company’s proven and scalable technology solutions allow customers to connect, synchronize and activate connected devices and services that empower enterprises and consumers to live in a connected world. For more information visit us at: www.synchronoss.com.

The Synchronoss logo and Synchronoss are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

Source:  Synchronoss Technologies, Inc.

Contact:

Investor:

Brian Denyeau, +1 646-277-1251
investor@synchronoss.com

Or

Media:

Stacie Hiras, +1 908-674-0758

Stacie.hiras@synchronoss.com